Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

SILICON VALLEY BANCSHARES ELECTS RICHARD KRAMLICH TO ITS BOARD
OF DIRECTORS

SANTA CLARA, Calif., January 31, 2005 — Silicon Valley Bancshares (Nasdaq:  SIVB), the diversified financial services holding company of Silicon Valley Bank, announced C. Richard Kramlich, will join its board of directors effective February 1, 2005.  Kramlich, general partner and co-founder of the venture capital firm New Enterprise Associates, has been an advisory member of the Silicon Valley Bancshares board since 2003.  With over 30 years working with entrepreneurs in Silicon Valley, Kramlich brings invaluable expertise and perspective to Silicon Valley Bancshares as it continues to broaden its services for private equity and technology markets worldwide.

“In over two successful decades of working with venture capitalists and entrepreneurs, Silicon Valley Bancshares has never stopped innovating, refining and perfecting its approach to help entrepreneurs succeed. Dick Kramlich has and will continue to be an invaluable advisor in that effort,” said Alex W. “Pete” Hart, chairman of the board of Silicon Valley Bancshares and Silicon Valley Bank. “When it comes to legendary Silicon Valley figures, Dick is about as good as it gets. We’ve appreciated his insight as an advisory board member and we greatly look forward to his full-time board participation.”

Kramlich’s venture capital investment experience spans a broad range of technically oriented companies and he recently served as the chairman and president of the National Venture Capital Association.  Prior to joining New Enterprise Associates, Kramlich was a general partner of Arthur Rock & Associates and executive vice president of Gardner & Preston Moss. He received a master’s degree in business administration from the Harvard University Graduate School of Business and a bachelor of science degree in history from Northwestern University.

Kramlich’s present board memberships include Celetronix, Decru, Fabric7 Systems, Financial Engines, Force10 Networks, Foveon, Informative, Visual Edge Technology and Zhone Technologies (Nasdaq: ZHNE).  Previous board memberships included 3Com Corporation (Nasdaq: COMS), Ascend Communications (acquired by Lucent Technologies), Dallas Semiconductor (acquired by Maxim Integrated Products), Healtheon/WedMD (Nasdaq: HLTH), Immunex (acquired by Amgen), InfoGear (acquired by Cisco Systems), Juniper Networks (Nasdaq: JNPR), Macromedia (Nasdaq: MACR), NetSolve (Nasdaq: NTSL) and Semiconductor Manufacturing International (SMIC) (NYSE: SMI).

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

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